Exhibit 10.7
RESTRICTED STOCK AWARD
(DIRECTOR)
PURSUANT TO THE SPARTECH CORPORATION
2004 EQUITY COMPENSATION PLAN

Award No.:	RS(D)-20___-____

Award Date:	_________, 20___

Director:	________________________

Award Shares:	____________

Vesting Date(s):	___________, 20___ [For 2007, TBD; for future years, first trading day in January after the Award Date]
     This Restricted Stock Award (“Award”) is granted by Spartech Corporation (the “Company”) to the individual member of the Company’s Board of Directors named above (“Director”), as of the date specified above (the “Award Date”), pursuant to the Spartech Corporation 2004 Equity Compensation Plan (as amended and in effect from time to time, the “Plan”). Capitalized terms not defined herein have the meanings given to them in the Plan.
     Subject to the terms and conditions set forth in this Award and the Plan, and subject to the Director’s written acknowledgment and acceptance of this Award, the Company hereby grants to the Director all rights, title and interest in and to the number of shares of Company common stock, $.75 par value per share (“Common Stock”) specified above (the “Award Shares”).
     This Award is subject to the terms of the Plan and to all of the terms and conditions contained in Exhibit A, which begins on the following page and which is a part of this Award. Among other things, Exhibit A contains important additional information on vesting and forfeiture of the Award Shares.
     This Award is void unless it is signed by the Director and returned to the Company by the 60th day after the Award Date.

SPARTECH CORPORATION
By:
(Name)
(Title)

* * * * *
     By signing below, the Director hereby acknowledges and accepts the above Award subject to the terms set forth above and in the Plan, and also acknowledges receipt of a copy of the Plan and the current Prospectus for the Award Shares.

Director:

Date Signed:

EXHIBIT A
TO
RESTRICTED STOCK AWARD
     1. Rights of Director with Respect to Award Shares. Subject to the restrictions set forth in this Award, the Director shall have all rights as a stockholder with respect to the Award Shares, including the right to vote and receive dividends and other distributions on the Award Shares.
     2. Certain Restrictions with Respect to Award and Award Shares.
     (a) Non-Transferability of Award. This Award, and any unvested Award Shares, shall not be transferable other than by the Director’s last will and testament or the laws of descent and distribution, or by court order. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Director.
     (b) Non-Transferability Covenant. Notwithstanding the vesting of any Award Shares, the Director agrees not to voluntarily transfer the Award Shares during his or her lifetime until the last to occur of the following events:
(i)	Six (6) months after the Grant Date, or

(ii)	Until the Director has achieved the minimum ownership of common stock then required by the Director Stock Ownership Policy adopted by the Board of Directors effective December 15, 2006, as the same may have from time to time have been amended; provided that no transfer of Award Shares shall be made which would cause the director’s stock ownership to fall below the minimum required by such Policy.
     (c) Assurance of Compliance. To ensure compliance with the terms of this Award, and as a condition of the issuance of the Award Shares, the Director hereby:
(i)	Agrees that certificates or accounts for unvested Award Shares may bear a legend or otherwise be subject to the restrictions imposed by this Award;

(ii)	Agrees that the Company may retain custody, either directly or through an agent, of any unvested Award Shares either in certificate or book entry form at the Company’s option;

(iii)	Agrees to execute such stock powers or other documents, if required, as the Company may require in order to transfer and/or redeliver any unvested Award Shares to the Company if and when provided by this Award; and

(iv)	Irrevocably appoints the Secretary or Assistant Secretary of the Company as the Director’s attorney-in-fact to take any other action necessary to ensure such compliance.
     3. Vesting of Award Shares.
     (a) Vesting Date. Except as otherwise provided in this Award, the Award Shares shall become non-forfeitable, or “vest,” on the “Vesting Date(s)” set forth above. Upon vesting of the Award Shares, the Company shall release the Award Shares which have vested to or as directed by the Director, subject to Section 5.

     (b) Acceleration of Vesting Upon Death or Disability. Upon the Director ’s death or Disability, all unvested Award Shares shall immediately vest, and, subject to Section 5, the Company shall deliver the Award Shares which have become vested:
(i)	In the case of the Director’s death, to or as directed by the person or persons to whom the Director’s rights under this Award shall have passed by will or by the applicable laws of descent and distribution; or

(ii)	In the case of the Director’s Disability, to or as directed by the Director or the Director’s personal representative.
     (c) Acceleration of Vesting Upon Change in Control. If a Change in Control shall occur, whether or not the Director’s service as a director is terminated, then all unvested Award Shares shall immediately vest, and, subject to Section 5, the Company shall deliver to or as directed by the Director the Award Shares which have become vested.
     4. Forfeiture of Unvested Award Shares. If, prior to the vesting of all of the Award Shares, the Director’s service as a director terminates for any reason (whether voluntary or involuntary and whether with or without cause) other than because of a Change in Control or the Director’s death, Disability or Retirement, then immediately after such termination all unvested Award Shares shall be forfeited by the Director and transferred back to the Company.
     5. Taxes.
     (a) Tax Withholding. If any withholding taxes are payable by the Company under any federal, state or local tax law related to the grant of this Award or the vesting of the Award Shares, then unless the Director makes advance arrangements satisfactory to the Company to reimburse the Company in a timely manner for such taxes, the Company:
(i)	May withhold, or cause to be withheld, from the Award Shares otherwise deliverable to the Director under this Award, a number of such shares having a fair market value on the applicable Vesting Date sufficient to satisfy its tax withholding obligations at the minimum statutory rate, and

(ii)	May take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations.
     (b) Valuation for Tax Purposes. For income and withholding tax purposes, the per-share fair market value of the Award Shares on a given date shall be deemed to be the closing price of the Company’s common stock on the New York Stock Exchange on such date (or if such date is not a trading day, then the opening price on the next trading day), except to the extent a different valuation method may be required to be used by applicable tax laws or regulations.
     (c) No Commitment As to Tax Treatment. Neither the Company nor any subsidiary makes any commitment or guarantee that any federal or state tax treatment will apply or be available to the Director. The Director agrees to indemnify the Company for the Director’s portion of any social insurance obligations or taxes arising under any foreign law with respect to the grant of this Award, the vesting of the Award Shares, or the sale or other disposition of the Award Shares.
     6. Additional Definitions. For purposes of this Award:
     (a) “Change in Control” means:
(i)	The occurrence of the “Distribution Date” as such term is defined in the Rights Agreement dated as of April 2, 2001 between the Company and Mellon Investor Services LLC; or

(ii)	If the “Redemption Date” or the “Final Expiration Date,” as such terms are defined in the aforesaid Rights Agreement, has occurred, the acquisition by any Person of 50% or more of the combined voting power of all the Company’s then outstanding voting securities, unless prior to such acquisition the Board has approved such acquisition and determined that it is in the best interests of the Company and its shareholders; or

(iii)	The approval by the Board of any merger, consolidation or other transaction involving the Company, or of any one of a series of related transactions, as a result of which (A) the Company would not be the surviving corporation, or (B) the holders of the Company’s common stock immediately prior to such transaction would not own at least a majority of the voting power of the Company immediately after the transaction in substantially the same relative proportions as they owned the Company’s common stock immediately prior to the transaction, or (C) the Company’s common stock would be converted into cash or other securities of the Company other than voting securities having substantially the same relative and proportionate voting power in the entity or entities surviving the transaction as the common stock has immediately prior to the transaction; or

(iv)	The commencement of any tender offer subject to Section 14(d) of the Exchange Act for 20% or more of the Company’s common stock; if the person making such offer could own 50% or more of such common stock when the tender offer terminates; or

(v)	Any change or changes in the composition of the Board within any twenty-four month period such that the individuals constituting the Board at the beginning of such period, together with any individuals who became directors after the beginning of such period whose election by the Board or nomination for election by the Company’s shareholders was approved by at least a majority of the directors who were on the Board at the beginning of such period or whose election was previously approved in the same manner, cease to constitute a majority of the Board; or

(vi)	The approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.
For purposes of this definition, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Company stock.
     (b) “Disability” means the condition of being “disabled” as defined in Section 409A(a)(2)(C) of the Internal Revenue Code (the “Code”). Unless otherwise required under applicable provisions of the Code, the Disability of a Director shall be determined by a licensed physician chosen by the Company.
     7. Securities Law Restrictions. The Director agrees that if at the time of acquisition or delivery of any Award Shares issued hereunder the sale of such shares is not covered by an effective registration statement filed under the Securities Act of 1933 (the “Act”), the Director will acquire the Award Shares for the Director’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and that the Director will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with the Act or any other securities law or with this Award.

     8. Reorganization of the Company; Adjustment of Award Shares. The existence of this Award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Award Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. However, if the Common Stock is subdivided, consolidated, increased, decreased, changed into or exchanged for a different number or kind of shares or other securities, whether through reorganization, merger, recapitalization, reclassification, capital adjustment or otherwise, or if the Company shall issue common stock or other securities as a dividend or upon a stock split, then for all purposes, references herein to Common Stock or to Award Shares shall mean and include all securities or other property (other than cash) that holders of the Common Stock are entitled to receive in respect of the Common Stock by reason of each such event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Award Shares. In computing any adjustment hereunder, any fractional share or other fractional security which might otherwise become subject to issuance may be eliminated.
     9. No Guarantee of Service As A Director or Other Contract Right. This Award is not a contract of service as a director, and neither this Award nor the Plan shall confer upon the Director any right with respect to continuance of service as a director, or interfere in any way with any right the Company would otherwise have to terminate the Director’s service as a director. Receipt of this Award shall not be deemed to create a right to receive any future restricted stock, restricted stock unit, performance share or performance unit, stock option, stock appreciation right or other award or bonus in any form, and shall not constitute an acquired labor right for purposes of any foreign law. This Award is not a part of the Director’s salary or wages and shall not afford the Director any additional right to severance payments or other termination awards or compensation under any Company policy or any domestic or foreign law as a result of the termination of the Director’s service as a director for any reason whatsoever.
     10. Amendment and Termination. No amendment or termination of this Award which would impair the rights of the Director may be made without the written consent of the Director. No amendment or termination of the Plan may impair the rights of the Director under this Award without the written consent of the Director.
     11. Severability. If any provision of this Award shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of this Award, and this Award shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.
     12. Governing Law. This Award shall be construed in accordance with the laws of the State of Missouri.
End of Exhibit A